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ROBBINS & MYERS, INC. AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE
EXHIBIT 11.1
(In thousands except per share data)
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                                                                                   Three Months Ended
                                                                        -----------------------------------------
                                                                             November 30,            November 30,
                                                                                     1997                    1996
                                                                        -----------------       -----------------
Primary Income per Share:
     Net income                                                                    $8,188                  $6,517
                                                                        =================       =================

     Average shares outstanding                                                    10,966                  10,685
     Effect of dilutive options and restricted stock based on
         treasury stock method                                                        870                     551
                                                                        -----------------       -----------------
     Total                                                                         11,836                  11,236
                                                                        =================       =================
     Net income per share                                                           $0.69                   $0.58
                                                                        =================       =================

Fully Diluted Income per Share:
     Net income                                                                    $8,188                  $6,517
     After tax interest add-back for convertible debt from issuance                   634                     475
                                                                        -----------------       -----------------
     Net income attributable to fully diluted shares                               $8,822                  $6,992
                                                                        =================       =================

     Average shares outstanding                                                    10,966                  10,685
     Shares issuable upon conversion of convertible debt, adjusted
         for portion of period outstanding                                          2,385                   1,782
     Effect of dilutive options and restricted stock based on
         treasury stock method                                                        934                     684
                                                                        -----------------       -----------------
     Total                                                                         14,285                  13,151
                                                                        =================       =================
     Net income per share                                                           $0.62                   $0.53
                                                                        =================       =================
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